Exhibit 19.1

Village Farms International, Inc. Insider Trading Policy

This Insider Trading Policy (the “Policy”) describes the standards of Village Farms International, Inc. (“Village Farms”) and its subsidiaries (together with its subsidiaries, the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy applies to all Village Farms directors and all officers and other employees of the Company and their respective immediate family members (collectively, the “Covered Persons” and each, a “Covered Person”).

One of the principal purposes of applicable securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade Village Farms securities (or the securities of certain other companies, to the extent Company directors or employees have obtained information about those companies in connection with their position at the Company) or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips, and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are explained in this Policy in Section 3 below. The prohibitions would apply to any Covered Person who buys or sells securities on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, partners, competitors, or other companies with which the Company has contractual relationships or may be negotiating transactions.

1. Applicability

This Policy applies to all trading or other transactions in (i) Village Farms securities, including common shares, options and any other securities that Village Farms may issue, such as preferred shares, notes, bonds and convertible securities, as well as to derivative securities relating to any Village Farms securities, whether or not issued or sold by the Company and (ii) the securities of certain other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities, where the person trading used information obtained in connection with their position at the Company.

2. General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information

(a) No Covered Person may purchase or sell, or offer to purchase or sell, any Village Farms security, whether or not issued or sold by the Company, while in possession of material nonpublic information about the Company. (The terms “material” and “nonpublic” are explained Section 3(a) and (b) below.)

(b) No Covered Person who knows of any material nonpublic information about the Company may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(c) No Covered Person may purchase or sell any security of any other publicly traded company while in possession of material nonpublic information that was obtained in the course of his or her involvement with the Company. No Covered Person who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(d) For compliance purposes, you should never trade, tip, or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, a Trading Officer (which is defined Section 3(c) below).

(e) Covered Persons must “pre-clear” all trading in Village Farms securities in accordance with the procedures set forth in Section 7 below.

3. Definitions

(a) Material. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i) significant changes in the Company’s prospects;

(ii) significant write-downs in assets or increases in reserves;

(iii) developments regarding significant litigation or government agency or regulatory investigations;

(iv) liquidity problems;

(v) changes in earnings estimates or unusual gains or losses in major operations;

(vi) major changes in the Company’s management or the board of directors (the “Board”);

(vii) extraordinary borrowings;

(viii) major changes in accounting methods or policies;

(ix) award or loss of a significant contract;

(x) cybersecurity risks and incidents, including vulnerabilities and breaches;

(xi) changes in debt ratings;

(xii) proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

(xiii) offerings of Village Farms securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult a Trading Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

(b) Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait one full trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

(i) information available to a select group of analysts or brokers or institutional investors;

(ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally one full trading day).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with a Trading Officer or assume that the information is nonpublic and treat it as confidential.

(c) Trading Officer. Village Farms has appointed the Company’s Chief Executive Officer and Chief Financial Officer as the Trading Officers for this Policy. The duties of the Trading Officers include, but are not limited to, the following:

(i) assisting with implementation and enforcement of this Policy;

(ii) circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii) pre-clearing all trading in securities of Village Farms by any Covered Person in accordance with the procedures set forth in Section 7 below; and

(iv) providing approval of any Rule 10b5-1 plans under Section 5(c) below.

4. Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties, and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a) Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and applicable securities regulators have imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b) Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by a Trading Officer (or, in the case of an exception in favor of a Trading Officer, by the independent directors of the Board (the “Independent Directors”)), and must be provided before any activity contrary to the above requirements takes place.

5. Blackout Periods

All Covered Persons are prohibited from trading in Village Farms securities during Blackout Periods (as defined below).

(a) Quarterly Blackout Periods. Trading in Village Farms securities is prohibited during the period beginning at the close of the market on one trading day before the end of each fiscal quarter and ending one full trading day following the date the Company’s financial results are publicly disclosed and the corresponding Form 10-Q or Form 10-K is filed (the “Quarterly Blackout Period”).

(b) Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions; proposed securities offerings and other corporate-level transactions; material commercial transactions with third parties; investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities (the “Special Blackout Period” and collectively with the Quarterly Blackout Period, the “Blackout Period”). If the Company imposes a Special Blackout Period, it will notify the Covered Persons affected.

(c) Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that meet the following requirements (each, an “Approved 10b5-1 Plan”):

(i) it has been reviewed and approved by a Trading Officer (or, in the case of a 10b5-1 plan for a Trading Officer, by the Independent Directors) at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Trading Officer at least five days in advance of being entered into);

(ii) it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

(iii) it is entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person is not in possession of material nonpublic information about the Company; and, if the Covered Person is a director or officer, the 10b5-1 plan must include representations by such Covered Person certifying to that effect;

(iv) it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(v) it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)). No Approved 10b5-1 Plan may be adopted during a Blackout Period.

If you are considering entering into, modifying, or terminating an Approved 10b5-1 Plan or have any questions regarding Approved 10b5-1 Plans, please contact a Trading Officer. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction, or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of a Trading Officer or the Independent Directors as described above.

6. Trading Window

Subject to compliance with this Policy, Covered Persons are permitted to trade in the Company’s securities when no Blackout Period is in effect. Accordingly, even during an open trading window, a Covered Person who is in possession of any material nonpublic information should not trade in Village Farms securities until the information has been made publicly available or is no longer material, in accordance with this Policy.

7. Pre-Clearance of Securities Transactions

(a) Because Covered Persons may obtain material nonpublic information regarding the Company from time to time, the Company requires all such persons to refrain from trading, even during a trading window under Section 6 above, without first pre-clearing all transactions in Village Farms securities.

(b) Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge, or loan of) any Village Farms security at any time without first obtaining prior approval from a Trading Officer (or, in the case of proposed transactions by a Trading Officer, by the Independent Directors). These procedures also apply to transactions by entities over which such person exercises control.

(c) A Trading Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading four business days following the day on which it was granted. If the transaction does not occur during the four-day period, pre-clearance of the transaction must be re-requested.

(d) Pre-clearance is not required for purchases and sales of Village Farms securities under an Approved 10b5-1 Plan once the applicable cooling-off period has expired. No trades in Village Farms securities may be made under an Approved 10b5-1 Plan until expiration of the applicable cooling-off period. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Approved 10b5-1 Plan participant should be instructed to send duplicate confirmations of all such transactions to a Trading Officer.

8. Prohibited Transactions

Covered Persons, including any entities over which such person exercises control, are prohibited from engaging in the following transactions in Village Farms securities unless advance approval is obtained from a Trading Officer:

(i) Short-term trading. Covered Persons who are subject to Section 16(b) of the Exchange Act and who purchase Village Farms securities may not sell any Village Farms securities of the same class for at least six months after the purchase;

(ii) Short sales. Covered Persons may not sell Village Farms securities short;

(iii) Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on Village Farms securities;

(iv) Trading on margin or pledging. Covered Persons may not hold Village Farms securities in a margin account or pledge Village Farms securities as collateral for a loan; and

(v) Hedging. Covered Person may not enter into hedging or monetization transactions or similar arrangements with respect to Village Farms securities.

9. Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact a Trading Officer.

10. Acknowledgment and Certification

All directors, officers, and other employees of the Company are required to sign the attached acknowledgment and certification.

Exhibit 19.1

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Village Farms International, Inc. Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

__________________________________ (Signature)
__________________________________ (Please print name)
Date: ________________________